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                                                                      Exhibit 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Alleghany Corporation:

We consent to incorporation by reference in the Registration Statements Nos. 33-27598, 333-323, 333-37237 and 333-57133 on Forms S-8 and Nos. 33-55707,
33-62477, 333-09881 and 333-13971 on Forms S-3 of our reports dated February 19, 1999, relating to the financial statements and related schedules of Alleghany Corporation and subsidiaries, which appear in, or are incorporated by reference in this Annual Report on Form 10-K of Alleghany Corporation for the fiscal year ended December 31, 1998. We also consent to the reference to our Firm in Registration Statement Nos. 33-27598, 333-323, 333-37237 and 333-57133 and under the heading "Experts" in Registration Statement Nos. 33-55707, 33-62477, 333-09881 and 333-13971.


/s/ KPMG LLP

New York, New York
March 18, 1999